DESCRIPTION OF SECURITIES

Description of Capital Stock

General
The following is a summary of information concerning the capital stock of Global Eagle Entertainment Inc. (the “Company”). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Second Amended and Restated Certificate of Incorporation (as amended, the “Charter”) and Amended and Restated By-laws, amended as of September 20, 2016 (the “By-laws”), and are entirely qualified by these documents.

Authorized and Outstanding Stock
We have authorized 401,000,000 shares of capital stock, consisting of 375,000,000 shares of common stock, $0.0001 par value per share, 25,000,000 shares of non-voting common stock, $0.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of May 11, 2020, there were 3,744,673 shares of our common stock outstanding, no shares of non-voting common stock outstanding and no shares of preferred stock outstanding. As of May 11, 2020, there were 75 holders of record of our capital stock. This figure does not include the number of persons whose securities are held in nominee or "street" name accounts through brokers.

On April 15, 2020, we effected a one-for-twenty-five (1:25) reverse stock split of our outstanding common stock. As a result of the reverse stock split, every twenty-five (25) shares of our pre-reverse split common stock were combined and reclassified into one (1) share of common stock without any change in the par value per share. The reverse stock split did not modify the rights or preferences of the common stock. No fractional shares were issued as a result of the reverse stock split. In lieu thereof, we paid cash to any stockholder holding fractional shares as a result of the reverse stock split equal to such fraction multiplied by the closing price per share of common stock on The Nasdaq Capital Market as of April 14, 2020.

Common Stock
 Our Charter provides that, except with respect to voting rights and conversion rights applicable to the non-voting common stock, the common stock and non-voting common stock have identical rights, powers, preferences and privileges.

Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of non-voting common stock have no voting power and no right to participate in any meeting of stockholders or to receive notice thereof, except as required by applicable law and except that any action that would adversely affect the rights of the non-voting common stock relative to the common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the non-voting common stock voting separately as a class. Except as otherwise provided by law, applicable stock exchange rules, our Charter or our Bylaws, all matters to be voted on by our stockholders must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present, a majority of the votes cast will be required to elect each director in an uncontested election, but a plurality of the votes cast will be sufficient to elect a director in a contested election.

Dividends

    Holders of common stock and non-voting common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by our board of directors (our "Board") in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock or non-voting common stock unless the shares of common stock and non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock or non-voting common stock, shares of non-voting common stock shall only be entitled to receive shares of non-voting common stock and shares of common stock shall only be entitled to receive shares of common stock.
        We have not paid any cash dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. In addition, our current credit facilities contain restrictions on our ability to pay dividend

Liquidation, Dissolution and Winding Up
        In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock and non-voting common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Corporate Transactions
        In the event that any consideration is paid or distributed to our stockholders or any shares of our capital stock are converted into any other form of consideration in connection with (i) any sale, lease, transfer, exclusive license, exchange or other disposition of any material portion of our property and assets (or any material portion of the property and assets of any of our direct or indirect subsidiaries), (ii) any merger, consolidation, business combination or other similar transaction involving us or any of our direct or indirect subsidiaries with any other entity, or (iii) any recapitalization, liquidation, dissolution or other similar transaction involving us or any of our direct or indirect subsidiaries, then the shares of common stock and non-voting common stock will be treated equally, identically and ratably on a per share basis with respect to any such consideration or distribution or conversion.
Preemptive or Other Rights
        Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock or non-voting common stock.
Election of Directors
        Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
        Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Registration Rights

Amended and Restated Registration Rights Agreement
When we consummated our business combination in January 2013 with Row 44 and Advanced Inflight Alliance AG, we entered into an amended and restated registration rights agreement with Par Investment Partners, L.P. (“PAR”), entities affiliated with Putnam Investments, Global Eagle Acquisition LLC (the “Sponsor”) and a current member of our board of directors (“Board of Directors” or “Board”), Harry E. Sloan and our then Board member, Jeff Sagansky, both of whom were affiliated with the Sponsor. Under that agreement, we agreed to register the resale of securities held by such parties (the “registrable securities”) and to sell those registrable securities pursuant to an effective registration statement in a variety of manners, including in underwritten offerings. We also agreed to pay the security holders’ expenses in connection with their exercise of their registration rights.

In addition, the amended and restated registration rights agreement restricts our ability to grant registration rights to a third party on parity with or senior to those held by the “holders” (as defined under that agreement) without the consent of holders of at least a majority of the “registrable securities” under that agreement. In April 2018, we entered into a consent to the amended and restated registration rights agreement with PAR whereby PAR (as a holder of a majority of registrable securities thereunder) consented to the registration rights that we provided to Searchlight Capital Partners, L.P. (“Searchlight”) as part of its investment in us (as further described below).

Searchlight Registration Rights
Searchlight has customary shelf, demand and piggyback registration rights with respect to the common stock (including shares of common stock underlying the warrants) that it holds, including demand registrations and underwritten “shelf takedowns,” subject to specified restrictions, thresholds and the Company’s eligibility to use a registration statement on Form S-3.

Anti-takeover Effects of Delaware Law; Our Certificate of Incorporation and Bylaws; and Nasdaq

Certain Anti-Takeover Provisions of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a "Merger" with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
        A "Merger" includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	Our Board approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the Merger is approved by our Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Capital Stock
         Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Rule 144
        Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
        Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such persons would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
        Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Former Shell Companies
        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us, unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
        As of the date hereof, we satisfy all four of the above conditions.
Stockholder Rights Plan
We have adopted a stockholder rights plan (the “Rights Agreement”), commonly referred to as a poison pill. The Rights Agreement is designed to reduce the likelihood that a potential acquirer would gain control of the Company by open market accumulation or other tactics without paying an appropriate premium for all of the Company’s shares. Under the plan, each share of our common stock issued before the occurrence of the events referred to in the next sentence is accompanied by the right described in the next sentence. Each right entitles stockholders to buy, upon occurrence of certain events, one one-thousandth of a share of a new series of participating preferred stock, Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), at a price of $10.00 per one-one thousandth of a Preferred Share, subject to adjustment as provided in the stockholder rights plan. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 20% or more of our common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 20% or more of our common stock, subject to certain exceptions. Under certain circumstances the rights are redeemable at a price of $0.0000001 per right. Unless earlier exchanged, redeemed, amended or exercised, the rights will expire on the close of business on December 31, 2020.

A summary of the terms of the Rights Agreement and the rights prescribed by the Certificate of Designations follows. This description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been incorporated by reference to the Annual Report on Form 10-K of which this Exhibit is a part.